Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Team, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-119341, No. 333-119344, No. 333-119346, No. 333-30003, No. 333-72329, No. 333-74060, No. 333-72331, No. 333-74070, No. 333-74062, No. 333-29997, No. 333-74068, No. 333-138011, and No. 333-151151) on Form S-8 of Team, Inc. and Subsidiaries of our reports dated August 1, 2011, with respect to the consolidated balance sheets of Team, Inc. and Subsidiaries as of May 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2011, and the effectiveness of internal control over financial reporting as of May 31, 2011, which reports appear in the May 31, 2011 annual report on Form 10-K of Team, Inc. and Subsidiaries.

/s/ KPMG LLP

Houston, Texas

August 1, 2011